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                                                                    EXHIBIT 99.1

NEWS RELEASE                                     For Further Information Contact
News                                            Investor Relations: 281-504-4000
                                                    Email: info@harkenenergy.com
                                                            www.harkenenergy.com

                              FOR IMMEDIATE RELEASE

                            HARKEN GIVES NOTIFICATION
                         TO REDEEM 5% CONVERTIBLE NOTES

HOUSTON, Texas, (April 25, 2003) - Harken Energy Corporation (AMEX: "HEC") ("Harken") announced today that it has given a notice of redemption for the Company's 5% Senior Convertible Notes due May 26, 2003 (the "5% European Notes") for shares of the Company's common stock. The date of the redemption is May 26, 2003. Each 5% European Note outstanding on May 26, 2003 will be redeemed for the number of shares of common stock equal of 115% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption, divided by approximately $0.35 (the average market price of the common stock over the 30 calendar days immediately preceding the date of the notice of the redemption). Currently, there is approximately $14.1 million principal amount of 5% European Notes outstanding, which would result in an issuance of up to approximately 47.8 million shares of common stock upon redemption. The amount of the 5% European Notes to be redeemed is likely to decrease prior to the redemption date as the Company has pursued and is continuing to actively pursue negotiated transactions to reduce the balance of the notes through exchanges and repurchases.

Alan G. Quasha, Harken's Chairman, stated "we are continuing to pursue additional repurchases and exchanges of the 5% European Notes in order to reduce the number of shares to be issued in this redemption. We are in the final stages of negotiation with the holders of a significant portion of the outstanding balance of the notes. Therefore, the actual number of shares that may be issued on May 26, 2003 may be significantly reduced. However, there can be no assurance that such note repurchase or exchange transactions will be consummated."

Based in Houston, Texas, Harken is an oil and gas exploration and production company whose corporate strategy calls for concentrating its resources on exploration, development and acquisition of domestic properties in the Gulf Coast regions of Texas and Louisiana.

Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in Harken's Form 10-K. Actual results may vary materially.